Exhibit 99

MAGIC LANTERN GROUP EXPANDS BOARD TO NINE;

ELECTS NEW INDEPENDENT DIRECTOR

NEW YORK, NY:  January 25, 2005: Magic Lantern Group, Inc. (AMEX: GML), a leading international distributor of educational content and third-generation, digital content and e-delivery solutions, announced today that the Company has elected Mr. Stephen Fay, CPA to its Board of Directors.

The Board recently voted to expand its ranks to nine members.  Mr. Stephen Fay, who qualifies as an independent director, was elected to fill one of the vacancies.  Mr. Fay is a Certified Public Accountant and also qualifies as a “financial expert” as that term is defined in the Sarbanes-Oxley Act of 2002.  With Mr. Fay’s addition, the Company is currently evaluating the composition of each of its committees.

Since 1998, Mr. Fay has been Managing Partner of Fay and Associates, P.C., an accounting and consulting firm.  Previously, Mr. Fay practiced as a CPA with Tobin & Waldstein, CPAs from 1977 through 1996.  Mr. Fay received an LL.M from Boston University School of Law, a JD from Suffolk University School of Law and a BBA from the University of Notre Dame.

Magic Lantern Group, Inc. Chairman of the Board, Howard Balloch, stated, “We are excited to welcome Mr. Fay as an instrumental member of our strategic leadership team.  He brings additional financial expertise and management savvy to our well-rounded Board of Directors. His appointment is indicative of the Company’s desire to maintain a highly-qualified and professional Board.”

The Company will file a Current Report on Form 8-K in connection with this appointment; such Report will be available at http://www.sec.gov.

About Magic Lantern Group, Inc.

Magic Lantern Group, Inc., in business for nearly 30 years, operates several strategic subsidiaries and divisions, including its core business, the global distribution of videos and DVD's from more than 300 world-renowned producers. Recently launched vertical subsidiaries and divisions include: Magic Vision Digital Media, Inc., a provider of digital on-demand/on-line desktop delivery for sports entertainment, health care, human resource, and corporate governance and compliance industries; Sonoptic Technologies, a pioneer in indexed video streaming and leading provider of third-generation digital technology solutions; its newest division, Parasol Video, an online digital video library enterprise for worldwide educational markets; and DigiTron, Ltd, an in-house producer of original TV broadcast programming. For more information, visit: http://www.magiclanterngroup.com.

Contact Information: For Investor Relations, contact Gary Geraci, National Financial Network, 781-444-6100 ext. 629, email: garyg@nfnonline.com and visit: http://www.nfnonline.com/gml/. At the Company, contact Lorraine Villa, Executive Assistant to the CEO, lvilla@magiclantern.ca, 1-800-263-1717 ext.2450.

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